Exhibit 99.1

Media contact:	Jane Slusark, 515-362-0482, slusark.jane@principal.com
Investor contact:	Humphrey Lee, 515-235-9500, lee.humphrey@principal.com

Principal® names Deanna Strable President and Chief Operating Officer
Dan Houston to continue as CEO and Chairman of the Board

(DES MOINES, Iowa) – Principal Financial Group® (Nasdaq: PFG) today announced that Deanna Strable, executive vice president and current chief financial officer, is named president and chief operating officer. Dan Houston will continue to serve as CEO and chairman of the Board.

“Deanna has been instrumental in driving strategy, financial results, and operations to enable Principal to grow and continue to create value for our customers, shareholders, and employees,” said Houston. “Her appointment as president and COO reflects her extensive experience and proven leadership within the organization, and I am excited to continue our strong partnership.”

In this new role, Strable will have direct responsibility for the three businesses of Principal – Retirement and Income Solutions, Benefits and Protection, and Asset Management. Strable has served as CFO since 2017, after previously serving as president of the company’s workplace benefits and insurance business. She joined Principal in 1990 as an actuarial assistant and has held various actuarial and management roles throughout her career.

“In my nearly 35 years at Principal, I’m more confident than ever in our ability to deliver value and grow sustainably to continue to serve our customers and meet the expectations of our shareholders,” said Strable. “I look forward to the opportunity to further contribute to our ongoing success in this new role.”

As part of this transition, Joel Pitz, senior vice president and controller, will serve as interim chief financial officer. Pitz has been with Principal for nearly three decades, holding senior executive finance roles across the company, including serving as CFO for the international pension and long-term savings business. His deep expertise in financial management and his comprehensive knowledge of the company's operations make him well suited to oversee financial functions at Principal during this period.

About Principal Financial Group ®

Principal Financial Group® (Nasdaq: PFG) is a global financial company with 20,000 employees1 passionate about improving the wealth and well-being of people and businesses. In business for 145 years, we’re helping more than 64 million customers1 plan, protect, invest, and retire while working to support the communities where we do business and build a diverse, inclusive workforce. Principal® is proud to be recognized as one of the 2024 World’s Most Ethical Companies2, a member of the Bloomberg Gender Equality Index, and named as a “Best Places to Work in Money Management3.” Learn more about Principal and our commitment to sustainability, inclusion, and purpose at principal.com.

1 As of June 30, 2024
2 Ethisphere, 2024
3 Pensions & Investments, 2023